Exhibit 99.1

SUPPLEMENTAL FEDERAL INCOME TAX CONSIDERATIONS

This discussion is a supplement to, and is intended to be read together with, the discussion under the heading “Federal Income Tax Considerations” in the prospectus dated February 6, 2015 included in American Assets Trust, Inc.’s Registration Statement on Form S-3 (File No. 333-201909) filed with the Securities and Exchange Commission on February 6, 2015 (the “Base Prospectus”).
The following paragraphs supersede, in their entirety, the paragraphs under the heading “Federal Income Tax Considerations-Taxation of Non-U.S. Stockholders-Foreign Accounts” in the Base Prospectus.
Foreign Accounts. Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our capital stock or gross proceeds from the sale or other disposition of our capital stock, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury under which it undertakes, among other things, to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our capital stock and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019. Because we may not know the extent to which a distribution is a dividend for United States federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our capital stock.